Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dual dated October 5, 2018 and November 13, 2018, with respect to the consolidated financial statements of Kou You Kai, Ltd., in its registration statement on Form S-1/A relating to the registration of 2,500,000 shares of common stock, to be filed on or about November 13, 2018. We also consent to the reference of our firm under the caption “experts” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

November 13, 2018